Exhibit 23.5

November 19, 2007

BCD Semiconductor Manufacturing Limited

800 Yi Shan Road

Shanghai, 200233

People’s Republic of China

Subject:    WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We hereby consent to the references to our name and our final appraisal reports addressed to the board of directors of BCD Semiconductor Manufacturing Limited (the “Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such report, in the Registration Statement on Form F-1 of the Company and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.

The Reports relate to valuations of ordinary share of the Company as of respective grant dates of employee stock options for the period of 2004-2007. In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Company determined the fair value of ordinary shares and our valuation reports were used to assist the Company in reaching its determinations.

In giving such consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ American Appraisal China Limited

AMERICAN APPRAISAL CHINA

LIMITED